UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 29, 2006

GLOBAL INNOVATIVE SYSTEMS INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-30299

(Commission File Number)

98-0217653

(IRS Employer Identification No.)

16/F., Hang Seng Mongkok Building, 677 Nathan Road, Mongkok, Kowloon, Hong Kong

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (852) 2546-1808

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

As used in this current report, the terms "we", "us" and "our" refer to Global Innovative Systems Inc. and our wholly-owned subsidiaries. Unless otherwise specified, all references to "common shares" refer to shares of common stock in our capital stock.

On September 29, 2006, our wholly-owned subsidiary, Tech Team Development Limited, entered into a Sale and Purchase Agreement with Albert Yee Tat Chan and Luminous LED Technologies Limited as vendors and Michelle Siu Kwan Lam and Joseph Sui Kei Lam as guarantors. Pursuant to the terms and conditions of the Sale and Purchase Agreement, Tech Team Development agreed to purchase 49.6% of the registered share capital of Lightscape Technologies (Macau) Limited from Albert Yee Tat Chan as registered owner and Luminous LED Technologies Limited as beneficial owner in consideration for the payment of MOP12,400 and the issuance of 1,200,000 common shares by our company to Albert Yee Tat Chan (the “Consideration Shares”).

Immediately upon the completion of the Sale and Purchase Agreement, the Considerations Shares will be delivered to an escrow agent pursuant to an Escrow Agreement dated September 29, 2006 among Tech Team Development Limited as the purchaser, Albert Yee Tat Chan and Luminous LED Technologies Limited as the vendors and Clark Wilson LLP as the escrow agent. Pursuant to the terms and conditions of the Sale and Purchase Agreement and the Escrow Agreement, all of the Consideration Shares shall be released to the vendors upon the determination that the net profit of Lightscape Technologies (Macau) Ltd. and its subsidiaries is not less than HK$20,000,000. If the net profit of Lightscape Technologies (Macau) Ltd. and its subsidiaries is less than HK$20,000,000, the percentage of the Consideration Shares equalling to the percentage of the shortfall from HK$20,000,000 shall be released by the escrow agent not to the vendors but to our company for cancellation, with the balance of the Consideration Shares to be released to the vendors; if there is no net profit for Lightscape Technologies (Macau) Ltd. and its subsidiaries, all of the Consideration Shares shall be released to our company for cancellation and we will be absolutely released from the obligation to deliver the Consideration Shares.

INFORMATION REGARDING LIGHTSCAPE TECHNOLOGIES (MACAU) LTD.

Lightscape Technologies (Macau) Ltd. is a company incorporated on February 6, 2006. It was 50.4% beneficially owned by Tech Team Investment Limited, our wholly-owned subsidiary, and 49.6% beneficially owned by Luminous LED Technologies Ltd., a wholly-owned subsidiary of Lightscape Holding Ltd. Lightscape Technologies (Macau) Ltd. provides full service lighting design solutions including interior set design and fabrication, computer-controlled special effects, intelligent lighting, laser and multimedia technologies.

Item 1.02 Termination of a Material Definitive Agreement.

On March 30, 2006, our wholly-owned subsidiary, Tech Team Investment Limited, entered into a Sale and Purchase Agreement (the “March 2006 Sale and Purchase Agreement”) by and among Tech Team Investment Limited as purchaser, Woo Yuen Yu as vendor, Michelle Siu Kwan Lam and Joseph Sui Kei Lam as guarantors, pursuant to which Tech Team Investment Limited would acquire from Woo Yuen Yu shares representing 60% of the outstanding capital stock of Lightscape Holding Ltd., a company incorporated in the British Virgin Islands.

On September 29, 2006, because the transactions contemplated under the March 2006 Sale and Purchase Agreement were never completed, pursuant to section 3.4 of the March 2006 Sale and Purchase Agreement, Tech Team Investment Limited entered into a Cancellation Deed with Woo Yuen Yu, Michelle Siu Kwan Lam, Joseph Sui Kei Lam and Lightscape Holding Ltd. to terminate the March 2006 Sale and Purchase Agreement. Pursuant to the terms of the Cancellation Deed, the parties to the March 2006 Sale and Purchase Agreement released each other from all rights, obligations and interest of and in the March 2006 Sale and Purchase Agreement as of September 29, 2006.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The closing of the transactions contemplated in the Sale and Purchase Agreement and the Escrow Agreement occurred on September 29, 2006. In accordance with the closing of the Sale and Purchase Agreement, we acquired 49.6% of the registered capital of Lightscape Technologies (Macau) Ltd., in exchange for the payment of MOP12,400 and the issuance of 1,200,000 common shares by our company to Albert Yee Tat Chan, which share certificates were deposited into an escrow account with the escrow agent, and the release of which shares to Albert Yee Tat Chan and/or to our company for cancellation will be made pursuant to the terms set forth within the Sale and Purchase Agreement and the Escrow Agreement.

As of September 29, 2006, our company had 34,812,642 common shares issued and outstanding. As of September 29, 2006, our company, through our wholly-owned subsidiary Tech Team Development, holds 100% of the registered capital of Lightscape Technologies (Macau) Ltd.

Item 3.02.  Unregistered Sales of Equity Securities.

Our common shares issued to Albert Yee Tat Chan pursuant to the Sale and Purchase Agreement were not registered with the Securities Exchange Commission or the securities commission of any United States state, and were issued in reliance upon an exemption from registration under the Securities Act of 1933. We issued the common shares to non U.S. persons (as that term is defined in Regulation S of the Securities Act of 1933) in an offshore transaction relying on Regulation S and/or Section 4(2) of the Securities Act of 1933.

Item 9.01 Financial Statements and Exhibits.

EXHIBITS

10.1	Sale and Purchase Agreement between Tech Team Development Limited, Albert Yee Tat Chan, Luminous LED Technologies Limited, Michelle Siu Kwan Lam and Joseph Sui Kei Lam, dated September 29, 2006.
10.2	Cancellation Deed between Tech Team Investment Limited, Woo Yuen Yu, Michelle Siu Kwan Lam, Joseph Sui Kei Lam and Lightscape Holding Ltd., dated September 29, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GLOBAL INNOVATIVE SYSTEMS INC.

By: /s/ Bondy Tan

Name: Bondy Tan

Title: President and Chief Executive Officer

Dated: October 5, 2006